Dear Shane:                                             June 7, 2021

On behalf of Utz Quality Foods, LLC (UQF), I am pleased to offer you the position of Executive Vice President, Chief Growth Officer. In this capacity, you will be reporting to Dylan Lissette, Chief Executive Officer and will join the Executive Leadership Team (ELT). This is an exempt, full-time position working remotely with travel to 900 High Street, Hanover PA and the United States as the job requires. We anticipate your travel to and within the United States to be approximately 25% of your time and would like your start date to be June 7, 2021.

1As part of this offer, we wanted to specify several important items regarding your residency in Canada:
•Your home office arrangement is for your convenience, not a requirement from UQF
•You will have an office at 900 High Street always available to you
•Your home office will not be held out to the public (in advertising, on the company’s website or otherwise) as an office or establishment of the company
•The costs of the maintenance of your office will be borne by you and not UQF
•You will not enter into or conclude contracts on behalf of UQF while in Canada
•To the greatest extent possible, you will not engage in revenue generating activities or otherwise have material interaction with third parties in Canada in connection with revenue generation or executing contracts
•To the greatest extent possible, you will not meet in person with third parties while in Canada, and especially not in/at your home office

Please be aware that Utz reserves the right to change its benefit policies or practices from time to time, at its sole discretion, and this letter is not intended as any limitation on that right.

Salary & Bonus
In this position, your starting salary will be $417,500 USD per year. Along with your base salary, you will be eligible for an annual bonus target of 60% of your base salary.  We have a defined bonus program that incorporates Sales, EBITDA, OGSM (Objectives, Goals, Strategies, Metrics) and individual performance and your bonus will be the same in structure as the other members of the Executive Leadership Team (ELT).

Your Offer Letter coming from Truco dated January 18, 2021 also included an Annual Bonus as well as a Special Performance Bonus and Stay Bonus. For purposes of simplification, this offer letter will supersede any previous offer letters and will incorporate the compensation elements the previous letter contained.

Here is how the bonus program will work, and will be paid out in March 2022:
•Your base pay for bonus purposes is calculated as follows:
◦To account for the June 7th move from Truco to Utz:
▪42% of Truco base of $390,000 = $163,800
▪58% of Utz base of $417,500 = $242,150
1 When the initial offer was made, Mr. Chambers had intent to relocate to Canada. As of the filing of our 2021 Annual 10-K, Mr. Chambers did not relocate to Canada, and this section does not apply to his current employment.
900 High Street ● Hanover, PA 17331 ● (717) 637-6644

▪Total Base for calculation = $405,950
▪Annual Bonus is 60% of $405,950 = $243,570
▪This bonus will be based 100% on UQF results

Per your January 18, 2021 letter, you will be receiving a $300,000 stay bonus in December 2020, provided you meet the requirements detailed in that letter.
This offer also includes a signing bonus of $275,000 payable in December 2021, which will account for the Special Performance Bonus described in the January 18, 2021 letter. In the event that you leave Utz voluntarily for any reason (other than on account of death, disability or good reason as defined in the Executive Severance Plan) within 24 months of June 7, 2021, you will be responsible for reimbursing the company for the signing bonus. By your signature on this employment agreement, you authorize the company to withhold this amount from any severance and other final pay you receive upon termination of employment.

Equity Incentive Compensation
2021 Equity Grants and Options:  We will recommend to the Compensation Committee of our Board of Directors that at the next regularly scheduled meeting of the Compensation Committee (scheduled for September 2021), that it approves the following grants under the Utz Brands, Inc. 2020 Omnibus Equity Incentive Plan (the “OEIP”), each such grant to be split equally between stock options (“Options”) and Performance Stock Units (“PSUs”). In each case the grants are to be made as soon as is reasonably practical after the Compensation Committee approves the grants.  The number of shares underlying the grants awarded for the PSUs and Options will be calculated by using the 10-day Volume Weighted Average Price (VWAP) ending on the last trading day before the date of the Compensation Committee’s approval (i.e., the dollar value converted in to the number of shares).  The exercise price of the Options will be the Fair Market Value of a share of Class A Common Stock as determined under the OEIP.2   It is important to clarify these PSU grants and Options are conditioned on your start of employment and qualified in their entirety by the OEIP and the grant agreements under which they are granted.  It is also important to note that commensurate with other ELT members, 75% of your annual Base Salary is the target for the aggregate value of the First Annual Grant.
•First Annual Grant:  Based on our current compensation structure and subject to our Compensation Committees approval, beginning in January 2022 and in subsequent years, you would be eligible for grants of PSUs and Options split equally at a level targeted to up to 75% of your annual Base Salary.  Under our current compensation structure, the intention is that the January 2022 awards will vest 100% on December 31, 2024.
The grant that comprises the First Annual Grant will be made up of Options and PSUs split equally. The aggregate amount of the First Annual Grant will be at 75% of your initial annual Base Salary, or $313,125 (the “Aggregate First Annual Grant”). Or in other words the Aggregate First Annual Grant will be used in determining the number of shares underlying the First Annual Grant as more fully described in this paragraph.

2 Under the OEIP “Fair Market Value” means, with respect to a share of Class A Common Stock as of a given date of determination hereunder (i) the closing price as quoted on the New York Stock Exchange or on such other principal exchange or market on which the Common Stock is traded on such date of determination or (ii) if the Class A Common Stock was not traded on such date, then the immediately preceding date on which sales of shares of Common Stock have been so quoted or reported shall be used.

900 High Street ● Hanover, PA 17331 ● (717) 637-6644

◦The PSU. The PSU award as converted into shares using the 10-day VWAP will set the target performance for the PSU (or $156,562 divided by the 10-day VWAP will set your target share level for your PSU), and with such PSU award vesting December 31, 2024.  The PSU is subject to continued employment.

◦The Option. The Option portion of the Initial Grant will be determined by taking 50% of the Aggregate First Annual Grant and converting it into shares of Class A Common Stock underlying Options by the product of (a) the quotient of 50% of the Aggregate First Annual Grant (or $156,562) divided by the 10-day VWAP and (b) three.  The shares of Class A Common Stock underlying the Option will vest in December 31, 2024, and subject to your continued employment.

Please note that the grants and awards described above under this heading “Equity Incentive Compensation” are subject to vesting and the terms of the OEIP and the award agreements under which they are made.   If there is any discrepancy between this letter and the OEIP and the award agreements, the OEIP and the award agreements will control.   All awards and grants are subject to final approval by our Board of Directors or Compensation Committee.
Severance
We have two different severance provisions we can share with you in detail, but for purposes of an overview; one for non-cause severance, one for change in control. With both policies you would align with the other ELT members.

Our non-cause severance includes 1x base plus earned current year pro-rata bonus.
Our Change in Control severance includes 1.5x base plus earned current year pro-rata bonus. You would also have a double trigger on your PSUs and Options for “good reason” and “other than for cause” protection in the 2 years following a CIC.

The Severance Benefit Plan and the Change of Control Severance Plan form part of this agreement. Should any part of the Severance Benefit Plan or the Change of Control Severance Plan provide entitlements to the Employee that are less than their entitlements under the Ontario ESA, the minimum entitlements under the ESA shall prevail.

Paid Time Off
In 2021, you will be authorized three (3) weeks of vacation along with six (6) Flex PTO Days. Six (6) paid holidays will also be provided each year. Please note there is no accumulation, accrual, or buyout of PTO days.

Health and Wellness Benefits
You currently have the option of choosing from three medical plans for health insurance coverage. These plans provide varying levels of benefits, proactively allowing all Associates an opportunity for coverage that is tailored to their needs. You may also waive health insurance coverage. This is done during the normally scheduled Open Enrollment period in November.

The contribution paid by you under our Flexible Benefits Plan (pretax dollars) varies based on the options that you decide best to fit your needs. Highlights of our wellness package include a prescription coverage plan, vision, dental coverage, free access to the Company’s fitness center and an on-site medical clinic when you are in town.

Other benefits that you are eligible for include the Company furnished life insurance and accidental death insurance at 1x your salary up to $250,000 for both life and AD&D. You may purchase additional life insurance for yourself
900 High Street ● Hanover, PA 17331 ● (717) 637-6644

and your dependents at very attractive group rates with the premium payments made by payroll deduction. The company also provides Short Term Disability and Parental Leave benefits at no cost to you at 60% of your salary up to $1,500/week.

Should you need to be off work due to illness, you are authorized up to twenty (20) paid sick days per year if needed, in addition to Short Term Disability benefits. Long-term disability (LTD) insurance is available as well if you choose to select and pay for it. Premiums for LTD are based on your salary and will be deducted from your payroll check after taxes are withheld.

401(k) and Profit Sharing
There are dual features within our Profit Sharing/401(k) Plan. For both the Profit Sharing and the 401(k) you are currently eligible to participate in.

With the 401(k) you may defer up to 50% of your salary in whole percentage increments; however, the 2021 basic maximum 401K contribution amount per year is set at $19,500 and catch up contributions (for those 50 years of age and older) allow a maximum of an additional $6,500. The Company match is 20% up to 6% of wages.

The Profit-Sharing contribution is a discretionary contribution and the percentage is determined by the Board of Directors on a yearly basis.  The Profit Sharing has historically been about 4.0% of your Gross Wages and is added to the Plan in the middle of March following your eligibility for the previous year. You must have worked at least 6-months and 1,000 hours in the Plan year and be employed on the last day of the Plan year to be eligible for the contribution.

Finally, as an at-will employee, please be advised that there is no guarantee of your continued employment nor is it for any definite term, regardless of any other oral or written statement by any Utz Quality Foods officer or representative. This at-will employment relationship will remain in full force and effect notwithstanding any changes in your position, title, compensation or other terms or conditions of your employment with Utz Quality Foods, unless a written employment contract is entered into by an authorized human resources or legal representative of the Company.
Shane, I am excited to extend to you this offer and look forward to your positive response indicating your desire to grow within Utz Quality Foods. Feel free to call my cell phone any time, 717-698-4227.

Sincerely,
Jim
Jim Sponaugle, SVP of Human Resources

June 7, 2021

Shane Chambers

900 High Street ● Hanover, PA 17331 ● (717) 637-6644

Position: Executive Vice President, Chief Growth Officer

Accepted and Agreed:

Shane Chambers                    June 7, 2021
Shane Chambers    (Print)            Date

/s/ Shane Chambers
Shane Chambers    (Signature)

Respectfully Declined the Opportunity:

________________________________            _____________________
Shane Chambers    (Print)            Date

________________________________
Shane Chambers    (Signature)

Note: Please return the signed offer letter to Jim Sponaugle

900 High Street ● Hanover, PA 17331 ● (717) 637-6644